Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces Second Quarter 2017 Distribution

FORT WORTH, Texas, July 28, 2017 — Kimbell Royalty Partners, LP (NYSE: KRP), a leading owner of oil and natural gas mineral and royalty interests across twenty states, today announced that the Board of Directors of Kimbell Royalty GP, LLC, its general partner, has approved a cash distribution of $0.30 per common unit for the second quarter of 2017.  The distribution will be payable on August 14, 2017 to unitholders of record at the close of business on August 7, 2017.

About Kimbell Royalty Partners, LP

Kimbell Royalty Partners, LP (NYSE: KRP) is an oil and gas mineral and royalty variable rate master limited partnership based in Fort Worth, Texas.  KRP is managed by its general partner, Kimbell Royalty GP, LLC, and owns mineral and royalty interests in approximately 5.6 million gross acres in 20 states and in nearly every major onshore basin in the continental United States, including ownership in more than 50,000 gross producing wells with over 29,000 wells in the Permian Basin.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements involve risks and uncertainties, including risks relating our business and the securities markets generally. Except as required by law, Kimbell Royalty Partners, LP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in our filings with the Securities and Exchange Commission (SEC).  These include risks inherent in oil and natural gas drilling and production activities, including risks with respect to continued low or further declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause Kimbell to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices; risks regarding Kimbell’s ability to meet financial covenants under its credit agreements or the ability to obtain amendments or waivers to effect such compliance; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by Kimbell’s banks; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to Kimbell’s ability to realize the anticipated benefits from acquired assets; and other risks described in Kimbell’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Contact:

Rick Black

Dennard-Lascar Associates

krp@dennardlascar.com

(713) 529-6600

# # #